UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2010

CCA Industries, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31643	04-2795439
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Murray Hill Parkway, East Rutherford, New Jersey	07073
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 330-1400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

A class action lawsuit, “Wally v. CCA”, alleging false and misleading advertisement of the Company’s dietary supplement, was commenced in the Superior Court of the State of California, County of Los Angeles, on September 29, 2009. The action was brought seeking monetary and equitable remedies.

The Company denied all of the allegations of wrongdoing and liability in regard to its advertising. Nevertheless, it concluded that in the light of the costs, delays and risks, as well as the disruption that would be caused by the litigation and the legal expense to defend the action, it was in the best interest of the Company to settle the litigation. After having engaged in discovery, the plaintiff evaluated the strength of its case and the weakness of its position, and then met with the Company where both parties decided that the settlement was in the best interest of both the plaintiff on behalf of the Class and the Company.

The performance of any act of the Settlement Agreement, or any other circumstance regarding the parties’ agreement to settle, is not to be considered an admission of liability, or as an admission of any allegations made in any claim or litigation.

The settlement, subject to the Court’s final approval, provides for the deposit of Two Million Five Hundred Thousand dollars ($2,500,000) into a common fund to be dispersed as per provisions approved by the Court in the final Order of Settlement.

The Company also entered into a settlement with its insurance carrier in regard to liability insurance coverage for litigation costs. The settlement calls for the insurance carrier to pay fifty percent (50%) of any combination of defense fees and related costs incurred for any settlement of, or any judgment on the released claims, up to a total of Four Hundred Seventy-Five Thousand dollars ($475,000). The obligation for the insurance carrier to make payments will cease once it has paid $475,000 to or on behalf of the Company. To date, the Company has incurred legal fees related to the litigation of approximately $204,362, of which $100,319 was taken as a charge against earnings in fiscal 2009, $61,636 was taken as a charge against earnings in the first quarter of fiscal 2010 and $42,407 has been charged against earnings for the second quarter of fiscal 2010.

The cost of the settlement, excluding any legal fees and related expenses, will decrease earnings per share, fully diluted, by $0.35.

Item 9.01 Exhibits

The following exhibits are annexed hereto:

1.	Proposed Order of Settlement

2.	Settlement and Mutual Release Agreement

3.	Press Release issued May 28, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	May 28, 2010

CCA Industries, Inc.
Registrant

By:	/s/ Ira W. Berman
Ira W. Berman Chairman of the Board